Exhibit 10.3

TERMINATION OF LETTER OF INTENT

May 10, 2007

Youssef M Habib, CEO
Illuminex Corporation
1064 New Holland Ave.
Lancaster, PA 17601

Dear Mr. Habib:

The undersigned, Samdrew IV, Inc. (“Samdrew”), has entered into that certain Letter of Intent for Reverse Merger with Illuminex Corporation (“Illuminex”) dated June 20, 2006 (the “Letter of Intent”) and has entered into the Amendment to the Letter of Intent, dated January 9, 2007 (the “Amendment”).

As of the date hereof, both Samdrew and Illuminex have not entered into the Definitive Agreements (as defined in the Letter of Intent). Accordingly, pursuant to clause 4 of the Amendment, Samdrew hereby terminates the Letter of Intent and the Amendment, and obligations thereunder, effective immediately.

Very truly yours, SAMDREW IV, INC.

By:	/s/ David N. Feldman
Name: David N. Feldman Title: President